Exhibit 2.1.2

Sterling Construction Company, Inc.
20810 Fernbush Lane
Houston, Texas 77073

December 28, 2012

Kip Wadsworth, Seller Representative
2108 East Pioneer Road
Draper, Utah 84020
Re: Purchase Agreement dated as of December 3, 2009, as Amended

Dear Kip,

This letter is addressed to you as "Seller Representative" under that certain Purchase Agreement dated as of December 3, 2009 between Sterling Construction Company, Inc. ("SCC") and Messrs. Kip Wadsworth, Ty Wadsworth, Con Wadsworth and Tod Wadsworth as the same was amended in May 2012 (the "Purchase Agreement.")

Pursuant to the Purchase Agreement, SCC purchased from you and your three brothers listed above (each brother singly and all of you together being hereinafter referred to as "you") an 80% membership interest in Ralph L. Wadsworth Construction Company, LLC ("RLW.")

Among other things, the Purchase Agreement provides for a put to SCC by you and a call by SCC from you of the 20% membership interest retained by you (the "Put/Call.")  The price at which the put or call (the "Call") can be exercised is based on a formula set forth in the Purchase Agreement.  The May 2012 amendment addressed the effect on that Put/Call formula of the income or losses from the operations of J. Banicki Construction, Inc., a company that was acquired by RLW in August of 2011.

You and SCC have discussed both the exercise by SCC of its Call rights in December 2012, earlier than is provided for in the Purchase Agreement, with an adjustment, or "true-up" of the final Call purchase price, as well as your status with respect to RLW from and after December 31, 2012.

The purpose of this letter agreement (this "Agreement") is to document our agreement in consideration of the foregoing recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

1.	Exercise of the Put/Call.

(a)
On or before December 31, 2012, SCC will exercise its Call rights by paying you the Call purchase price using the formula provided in the Purchase Agreement, but based on an estimate of certain of the numbers that make up the formula.

(b)	Simultaneously with such payment, each of you will execute the following:

(i)	An assignment to SCC of all of his membership interest in RLW in the form attached hereto as Attachment A-1.

(ii)	An assignment to SCC of all of his limited partnership interest in Ralph L. Wadsworth Construction Co. LP, a California limited partnership ("RLW LP") in the form attached hereto as Attachment A-2.

(c)
In 2013, solely for purposes of the calculation of the Call purchase price, SCC will compute such price on the assumption (i) that SCC had exercised its Call right at the earliest possible date provided for in the Purchase Agreement; and (ii) that RLW's 2012 EBITDA includes the profit, if any, from the so-called I-15 CORE project as determined by the project joint venture board at the next meeting thereof occurring on or before January 31, 2013.

(d)
Promptly after filing its Annual Report on Form 10-K for the calendar year 2012, SCC will provide you with a copy of the computation of the Call purchase price.  You shall have fifteen (15) days thereafter in which to determine whether or not you are in agreement with such calculation.  If you are not in agreement, you shall notify SCC thereof in writing (the "Disagreement Notice") whereupon SCC will work with you to establish the price in accordance with the Purchase Agreement.  In the event that agreement on the price is not reached within twenty (20) days of SCC's receipt of your Disagreement Notice, the items in dispute shall be submitted to the Dispute Accountant, as defined in the Purchase Agreement, according to the procedure set forth in Section 3.3.1(c) of the Purchase Agreement for disputed Closing Financial Statements.

(e)
Within fifteen (15) days of agreement on the exact Call purchase price, or the resolution of any dispute pursuant to Section 3.3.1(c) of the Purchase Agreement as described above in Section 1(d) hereof, SCC will pay any then unpaid portion of the Call purchase price to you, or each of you will pay SCC your share of any amount by which the payment in December 2012 of the estimated Call purchase price was an overpayment of the amount thereof as finally determined, as the case may be.  Any such payment by you will first be made by a reduction of any amount of RLW's net income in 2012 to which you are entitled.  The balance, if any, shall be paid by you as provided herein.

2.
Representations and Warranties.  In connection with your transfer of your RLW membership interest and of your limited partnership interest in RLW LP to SCC, each of you represents and warrants to SCC as follows:

(a)	That he owns of record and beneficially the percentage membership interest in RLW set forth opposite his name below:

Kip Wadsworth	5.6509%
Ty Wadsworth	4.4723%
Con Wadsworth	4.9384%
Tod Wadsworth	4.9384%

(b)	That he owns of record and beneficially the percentage limited partnership interest in RLW LP set forth opposite his name below:

Kip Wadsworth	5.5943%
Ty Wadsworth	4.4276%
Con Wadsworth	4.8891%
Tod Wadsworth	4.8891%

(c)
That he holds the foregoing interests in RLW and RLW LP free and clear of any restrictions on transfer, taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands of any kind except as set forth in the Operating Agreement of RLW and in the Amended and Restated Limited Partnership Agreement of RLW LP.

(d)
That he is not a party to any option, warrant, purchase right, or other contract or commitment (other than the Purchase Agreement, the RLW Operating Agreement, and the RLW LP Amended and Restated Limited Partnership Agreement) that could require him to sell, transfer, or otherwise dispose of any of his interests in RLW or in RLW LP.

(e)	That he is not a party to any voting trust, proxy, or other agreement or understanding with respect to his membership interest in RLW or his limited partnership interest in RLW LP.

3.	Other Matters.

(a)	Ty Wadsworth.

(i)	Ty Wadsworth will submit his resignation as an employee and officer of RLW to SCC as Manager of RLW effective as of December 31, 2012 in the form attached thereto as Attachment B.

(ii)
Upon receipt of his resignation, SCC will cause RLW to pay Ty Wadsworth the bonus that he would be entitled to for 2012 under his employment agreement with RLW based on an estimate of the financial results of RLW for 2012, but with the payment in cash of any amount of such bonus that would otherwise be payable in shares of common stock of SCC.

(b)	Kip Wadsworth.

(i)	Kip Wadsworth hereby agrees to remain Chief Executive Officer of RLW for calendar year 2013 pursuant to the form of employment letter agreement attached hereto as Attachment C.

(ii)
Upon receipt of his signed employment letter agreement, SCC will cause RLW to pay Kip Wadsworth the bonus that he would be entitled to for 2012 under his employment agreement with RLW based on an estimate of the financial results of RLW for 2012.

(c)	Con Wadsworth and Tod Wadsworth.

(i)	Each of Con and Tod Wadsworth will sign the form of employment letter agreement attached hereto as Attachment D-1 and D-2, respectively.

(ii)
Upon receipt of their respective signed employment letter agreements, SCC will cause RLW to pay to each such person the bonus that he would be entitled to for 2012 under his employment agreement with RLW based on an estimate of the financial results of RLW for 2012.

(d)
True-Up.  A calculation of the amount of the 2012 bonus that was actually earned by each of you will be made based on SCC's audited financial results for 2012.  Each of you agrees to repay to RLW any bonus amount paid in 2012 that exceeds the amount actually earned, and RLW agrees to pay you any deficiency in the amount so paid, as the case may be.

4.
Payments.  All payments hereunder shall be made by wire transfer on the date or within the time period specified, or if no date or time period is specified, promptly after the amount thereof has been determined or otherwise becomes due, provided that the payee timely provides wire instructions to the payor.

5.	RLW Operating Agreement. SCC and each of you agree to the amendment of any provision of the RLW Operating Agreement that is inconsistent or in conflict with this Agreement.

6.	The Balance of the Purchase Agreement. Except as amended by this Agreement, the Purchase Agreement shall remain as originally written.

7.
Execution.  This Agreement and all attachments hereto may be signed in counterparts and may be delivered by facsimile transmission, and a document bearing a facsimile signature shall be as valid and binding as the document bearing the original signature.

[The next page is the signature page of this Agreement]

If the foregoing accurately sets forth our agreement on the matters covered, please signify your agreement by signing this Agreement in the space provided below and returning the signed copy to the undersigned at SCC.

Very truly yours,

Sterling Construction Company, Inc.
For itself and as sole Manager of
Ralph L. Wadsworth Construction Company, LLC

By:	/s/ Peter E. MacKenna
Peter E. MacKenna Chief Executive Officer

Accepted and Agreed

/s/ Kip Wadsworth	/S/ Con Wadsworth
Kip Wadsworth	Con Wadsworth
For himself and as Seller Representative for the other Sellers, as those terms are defined in the Purchase Agreement.

/s/ Ty Wadsworth	/s/ Tod Wadsworth
Ty Wadsworth	Tod Wadsworth

Attachments:

Attachment A-1	Form of Assignment of RLW Membership Interests
Attachment A-2	Form of Assignment of RLW LP Limited Partnership Interests
Attachment B	Form of Ty Wadsworth Resignation Letter
Attachment C	Form of Employment Letter Agreement (Kip)
Attachment D-1	Form of Employment Letter Agreement (Con)
Attachment D-2	Form of Employment Letter Agreement (Tod)